Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements were prepared using the historical consolidated financial statements of Itron, Inc. (Itron) and Actaris Metering Systems SA and Subsidiaries (Actaris). This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes of Itron and Actaris.

The accompanying unaudited pro forma condensed combined financial statements give pro forma effect to Itron’s acquisition of Actaris’ stock, comprised of €800 million in cash (approximately $1.1 billion) plus the retirement of $626.9 million of debt.

The pro forma adjustments related to the acquisition are preliminary and do not reflect the final purchase price, which may be impacted by additional direct transaction costs, or the final allocation of the excess of the purchase price over the net book value of the assets of Actaris, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed has not yet been completed. Final adjustments may result in a materially different allocation of the purchase price. The effect of the changes to the statements of operations will depend on the nature and amount of the final purchase price allocation and could be material.

The pro forma financials do not reflect nonrecurring charges or credits which result directly from the transaction and which will be included in the statement of operations within the 12 months succeeding the transaction, such as in-process research and development and the increase in fair value of finished goods inventory on the date of acquisition. In addition, the pro forma financial statements do not reflect revenue opportunities and cost savings that we may realize after the acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Itron or Actaris in connection with the acquisition.

The unaudited pro forma condensed combined statements of operations reflect the combined results of operations of Itron and Actaris for the year ended December 31, 2006 and the three months ended March 31, 2007, in both cases as if the acquisition had occurred on January 1, 2006. Reclassifications have been made to the statements of operations of Actaris to conform to Itron’s financial statement classifications.

The unaudited pro forma condensed combined balance sheet assumes that the acquisition took place on March 31, 2007 and combines Itron’s unaudited balance sheet at March 31, 2007 with Actaris’ unaudited balance sheet at March 31, 2007. Reclassifications have been made to the balance sheet of Actaris to conform to Itron’s financial statement classifications. In addition, a reclassification for taxes payable was made to Itron’s financial statement classifications to conform to Actaris’ financial statement classifications.

The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical financial statements and notes thereto of Itron and Actaris.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2006

	Historical Itron	Historical Actaris	Pro Forma Adjustments		Pro Forma Itron
	(in thousands, except per share data)
Revenues	$644,042	$981,250	$-		$1,625,292
Cost of revenues	376,600	689,418	-		1,066,018
Gross profit	267,442	291,832	-		559,274
Operating expenses
Sales and marketing	63,587	78,043	-		141,630
Product development	58,774	31,611	-		90,385
General and administrative	52,213	56,309	-		108,522
Amortization of intangible assets	31,125	18,262	51,082	(1)	100,469
Restructurings	-	3,922	-		3,922
Total operating expenses	205,699	188,147	51,082		444,928

Operating income	61,743	103,685	(51,082)		114,346
Other income (expense)
Interest income	9,497	802	(7,458)	(2)	2,841
Interest expense	(17,785)	(56,960)	(28,564)	(3)	(103,309)
Other income (expense), net	(1,220)	(4,917)	-		(6,137)
Income before income taxes	52,235	42,610	(87,104)		7,741
Income tax provision	(18,476)	(18,072)	33,723	(4)	(2,825)
Net income	$33,759	$24,538	$(53,381)		$4,916

Earnings per share
Basic	$1.33				$0.17
Diluted	$1.28				$0.16

Weighted average number of shares outstanding
Basic	25,414		4,087	(5)	29,501
Diluted	26,283		4,087	(5)	30,370

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three months ended March 31, 2007

	Historical Itron	Historical Actaris	Pro Forma Adjustments		Pro Forma Itron
	(in thousands, except per share data)
Revenues	$147,911	$283,363	$-		$431,274
Cost of revenues	86,586	195,573	-		282,159
Gross profit	61,325	87,790	-		149,115
Operating expenses
Sales and marketing	14,920	21,602	-		36,522
Product development	15,821	8,772	-		24,593
General and administrative	14,244	16,958	-		31,202
Amortization of intangibles	7,040	4,764	19,535	(1)	31,339
Restructurings	-	1,523	-		1,523
Total operating expenses	52,025	53,619	19,535		125,179

Operating income	9,300	34,171	(19,535)		23,936
Other income (expense)
Interest income	6,089	434	(5,868)	(6)	655
Interest expense	(5,497)	(15,294)	(5,153)	(7)	(25,944)
Other income (expense), net	1,508	(157)	(1,557)	(8)	(206)
Income (loss) before income taxes	11,400	19,154	(32,113)		(1,559)
Income tax (provision) benefit	(4,220)	(6,818)	11,607	(4)	569
Net income (loss)	$7,180	$12,336	$(20,506)		$(990)

Earnings per share
Basic	$0.26				$(0.04)
Diluted	$0.26				$(0.04)

Weighted average number of shares outstanding
Basic	27,198				27,198
Diluted	27,980		(782)	(9)	27,198

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet
At March 31, 2007

	Historical Itron	Historical Actaris	Pro Forma Adjustments		Pro Forma Itron
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$621,871	$44,283	$(595,452)	(10)	$70,702
Accounts receivable, net	124,227	201,546	-		325,773
Inventories	50,734	112,766	-		163,500
Deferred income taxes, net	20,278	6,086	-		26,364
Other	23,087	33,813	-		56,900
Total current assets	840,197	398,494	(595,452)		643,239

Property, plant and equipment, net	87,833	193,009	-		280,842
Intangible assets, net	104,761	258,837	321,062	(11)	684,660
Goodwill	127,248	294,487	825,558	(12)	1,247,293
Deferred income taxes, net	52,701	18,498	-		71,199
Other	26,398	28,914	5,950	(13)	61,262
Total assets	$1,239,138	$1,192,239	$557,118		$2,988,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$48,734	$218,806	$(6,293)	(14)	$261,247
Wages and benefits payable	18,918	38,263	-		57,181
Current pension plan liability	-	3,999	-		3,999
Current portion of debt	-	6,314	5,228	(15)	11,542
Current portion of warranty	9,440	3,789	-		13,229
Taxes payable	1,627	23,720	-		25,347
Unearned revenue	25,306	-	-		25,306
Total current liabilities	104,025	294,891	(1,065)		397,851

Pension plan liability	-	70,081	-		70,081
Long-term debt	469,349	622,159	501,872	(15)	1,593,380
Deferred income tax	-	106,996	125,072	(16)	232,068
Warranty	10,400	3,789	-		14,189
Contingent purchase price	6,272	-	-		6,272
Other obligations	16,265	25,562	-		41,827
Total liabilities	606,311	1,123,478	625,879		2,355,668

Shareholder convertible notes	-	215,718	(215,718)	(17)	-

Shareholders’ equity	632,827	(146,957)	146,957	(18)	632,827
Total liabilities and shareholders’ equity	$1,239,138	$1,192,239	$557,118		$2,988,495

See accompanying notes to unaudited pro forma condensed combined financial information.

Itron, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Purchase Price
On April 18, 2007, Itron, Inc. (Itron) completed the acquisition of Actaris Metering Systems SA (Actaris) for €800 million (approximately $1.1 billion) plus the retirement of $626.9 million of debt. The acquisition was financed with a $1.1 billion senior secured credit facility, $235 million from the sale of 4.1 million shares of common stock to certain institutional investors and cash on hand. The acquisition includes all of Actaris’ electricity, gas and water meter manufacturing and sales operations, located primarily outside of North America.

The unaudited pro forma condensed combined financial information reflects a preliminary allocation of the purchase price. The estimated fair values of the assets acquired and liabilities assumed are not yet complete and are subject to future adjustments. The significant items which could change are tangible and intangible assets, goodwill, commitments and contingencies, deferred taxes, pension liabilities and restructuring activities. The valuations of these significant items are currently underway.

The pro forma financials do not reflect nonrecurring charges or credits which result directly from the transaction and which will be included in the statement of operations within the 12 months succeeding the transaction, such as in-process research and development and the increase in fair value of finished goods inventory on the date of acquisition. In addition, the pro forma financial statements do not reflect revenue opportunities and cost savings that we may realize after the acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Itron or Actaris in connection with the acquisition.

The preliminary purchase price, which includes estimated direct transaction costs, is summarized as follows (in thousands):

Cash consideration, net of cash acquired	$1,688,592
Direct transaction costs	17,938
Total purchase price	$1,706,530

For pro forma purposes only, assuming the transaction was consummated on March 31, 2007 and not on the actual acquisition date of April 18, 2007, the preliminary allocation of the purchase price would be as follows (in thousands):

	Fair Value	Useful Life
	(in thousands)	(in months)

Fair value of tangible net assets acquired	$301,073
In-process research and development	-
Identified intangible assets - amortizable
Core-developed technology	326,610	120
Customer contracts	153,307	120
Trademarks and tradenames	99,982	120
Goodwill	825,558
Total net assets acquired	$1,706,530

The preliminary values assigned to the identifiable intangible assets were determined using the income approach, which reflects the present value of the projected cash flows that are expected to be generated by the products. We have not yet completed the forecasted cash flows for each of the product groups; therefore, the preliminary intangible asset values represent an average of an estimated range and life. We will update the fair values upon completion of our fair value assessment. The intangible assets will be amortized over the estimated useful lives of the estimated discounted cash flows assumed in the valuation models.

We have not yet completed enough work to estimate the fair value of finished goods and work in process inventory and in-process research and development (IPR&D) acquired at the acquisition date. Once we have determined an estimate of the fair values for inventory, our statement of operations will reflect an increase in cost of sales (and reduced margins) in the periods the inventory is subsequently sold. We expect to expense the estimated fair value of IPR&D in the second quarter of 2007, with any adjustments for the finalization of the valuations made in subsequent periods.

We have not yet completed enough work to estimate the fair value of property, plant and equipment at the acquisition date, and therefore, have not reflected an adjustment to the pro forma financial statements. However, we do not expect a fair value adjustment to property, plant and equipment to be significant.

The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

The pro forma condensed combined financial information is intended for information purposes only and does not purport to represent what the combined companies’ results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date or project the results for any future date or period.

Note 2: Pro Forma Adjustments

The unaudited pro forma combined statements of operations reflect the condensed combined results of operations of Itron and Actaris for the year ended December 31, 2006 and the three months ended March 31, 2007, in both cases as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined balance sheet assumes that the acquisition took place on March 31, 2007 and combines Itron’s unaudited balance sheet at March 31, 2007 with Actaris’ unaudited balance sheet at March 31, 2007. The pro forma condensed combined financial information is reported in U.S. dollars. The results of operations of Actaris were translated to U.S. dollars using an average rate for the relevant reporting period. The balance sheet of Actaris was translated to U.S. dollars at the exchange rate in effect at March 31, 2007.

The following adjustments are reflected in the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet to reflect the estimated impact of the merger on the historical combined results of Itron and Actaris (in thousands, except per share data).

(1)
Net adjustment to eliminate historical amortization expense for Actaris of $18,262 and $4,764 for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively, and to increase amortization expense for the estimated fair value of intangible assets acquired in the Actaris acquisition of $69,344 and $24,299 for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

(2)
Adjustment to reduce interest income earned on the proceeds from the senior subordinated convertible notes issued on August 4, 2006, which were placed in short-term investments or cash equivalents and subsequently used to purchase Actaris.

(3)
Net adjustment consists of an increase in interest expense of $85,524 for new debt issued in connection with the acquisition, including amortization of deferred financing costs, and a decrease in interest expense of $56,960 for Actaris debt repaid upon the acquisition closing. A change in interest rate of 0.125% would result in a change in interest expense of $1,402.

(4)	Adjustment to revise the income tax provision utilizing Itron’s estimated statutory rate of 36.5%.
(5)
Adjustment to reflect the issuance of 4,086,958 shares of common stock, no par value, to certain institutional investors pursuant to a securities purchase agreement dated February 25, 2007, assuming issuance on January 1, 2006. For our senior subordinated convertible notes, we use the net share settlement method in accordance with FASB's Emerging Issues Tax Force 04-08, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share. Under the net share settlement method, we include the amount of shares it would take to satisfy the conversion obligation, assuming that all of the convertible notes are surrendered. The average closing price of our common stock at the end of the period is used as the basis for determining dilution. We estimate that dilution to our basic and diluted earnings per share from our average stock price exceeding the conversion price of $65.16 would be approximately 2.5 cents and 2.4 cents for the year ended December 31, 2006, respectively.

(6)
Adjustment to reduce interest income earned on the proceeds from the senior subordinated convertible notes issued on August 4, 2006 and the proceeds from the March 1, 2007 issuance of 4,086,958 shares of common stock to certain institutional investors with net proceeds of $225.3 million, both of which were placed in short-term investments or cash equivalents.

(7)
Net adjustment consists of an increase in interest expense of $20,447 for new debt issued in connection with the acquisition, including amortization of deferred financing costs, and a decrease in interest expense of $15,294 for debt repaid upon the acquisition closing. A change in interest rate of 0.125% would result in a change in interest expense of $353.

(8)
Adjustment to remove the unrealized gain on the change in fair value of a foreign currency range forward contract, which was entered into to reduce Itron’s exposure between the date of the acquisition agreement and the date of the acquisition closing to declines in the value of the U.S. dollar and pound sterling relative to the euro denominated purchase price.

(9)	Adjustment to eliminate antidilutive shares as a result of the pro forma net loss for the three months ended March 31, 2007.
(10)	Adjustment includes cash used in the acquisition purchase price of $577,514 and payment for professional services related to the acquisition of $17,938.
(11)	Adjustment to reflect intangible assets identified and the fair values assigned, which are preliminary and subject to completion of our fair value assessment.
(12)	Adjustment reflects estimated goodwill from the acquisition after allocating the purchase price to the fair value of net assets acquired.
(13)	Net adjustment represents the increase in debt issuance costs of $14,799 and the removal of direct acquisition costs of $8,849, such as professional services, incurred through March 31, 2007.
(14)
Adjustment to remove $2,707 of accrued professional services related to the acquisition, which were recorded in Itron’s financial statements, and remove accrued interest on Actaris' borrowings of $3,586 that were retired on the date of acquisition.

(15)
Net adjustment to reflect the retirement of Actaris’ current and long-term debt of $6,314 and $622,159 and add the current and long-term portions of the senior secured credit facility Itron used to finance the acquisition, which were $11,542 and $1,124,031, respectively.

(16)	Adjustment to reflect deferred income taxes as if the acquisition occurred on March 31, 2007.
(17)	Adjustment eliminates Actaris’ shareholder convertible notes, which were held by certain of the selling shareholders.
(18)	Adjustment eliminates Actaris’ shareholders’ equity.